As filed with the Securities and Exchange Commission on May 12, 2015

Registration No. 333-202787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

_________________________________

Iveda Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	7372	20-2222203
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1201 South Alma School Road, Suite 8500 Mesa, Arizona 85210 (480) 307-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Ly Chief Executive Officer and Chairman Iveda Solutions, Inc. 1201 South Alma School Road, Suite 8500 Mesa, Arizona 85210 (480) 307-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Brilon President, Chief Financial Officer, and Treasurer Iveda Solutions, Inc. 1201 South Alma School Rd., Ste. 8500 Mesa, AZ 85210 (480) 307-8700	Quinn P. Williams, Esq. Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (602) 445-8000

________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 is to update Exhibit No. 23.2 to the Registration Statement. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, and Part II of this Registration Statement. The Prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses that are payable by us in connection with the distribution of the common stock registered under this registration statement. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,559
Legal fees and expenses	75,000
Accounting fees and expenses	2,000
Miscellaneous	1,000
Total	$79,559

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by Chapter 78 of title 7 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS permits a corporation to include in its articles of incorporation, bylaws, or other agreement a requirement to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

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The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

Our articles of incorporation and bylaws provide that we may indemnify to the full extent of our power to do so, all directors, officers, employees, and/or agents. Insofar as indemnification by our company for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of the registration statement, we sold the following securities, which were not registered under the Securities Act. These issuances were made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The facts relied upon by us to use this exemption were the following: (a) we did not use general solicitation or advertising to market the securities; (b) the issuances were only made to accredited investors; and (c) we informed the investors that they would receive only “restricted” securities.

2015 Private Placement

On January 23, 2015, we completed the initial closing of a Private Placement of 265 shares of our Series B Preferred Stock at the Original Issue Price, together with Tranche A Warrants to acquire 1,766,665 shares of our common stock at an initial exercise price of $1.00 per share and Tranche B Warrants to acquire 1,766,665 shares of our common stock at an initial exercise price of $1.10 per share, and as of March 13, 2015, we have sold an additional 47.5 shares of our Series B Preferred Stock for the Original Issue Price, together with Tranche A Warrants to acquire 316,666 shares of our common stock at an initial exercise price of $1.00 per share and Tranche B Warrants to acquire 316,666 shares of our common stock at an initial exercise price of $1.10 per share. The Private Placement was made pursuant to Purchase Agreement between us and the Investors. The Series B Preferred Stock is convertible into the Conversion Shares at the Conversion Price. The Conversion Price is subject to certain adjustments as set forth in the Certificate of Amendment to our Articles of Incorporation filed with the Secretary of State of the state of Nevada on January 15, 2015. The Tranche A Warrants have an 18 month term and the Tranche B Warrants have a five year term.

Each Tranche A Warrant is convertible at the option of the holder, at any time, into shares of our common stock equal to one half of the number of Conversion Shares. Each Tranche B Warrant is convertible at the option of the holder, at any time, into shares of our common stock equal to one half of the number of Conversion Shares. Both the Tranche A and Tranche B Warrants have a cashless exercise feature. Proceeds from the Private Placement will be used for working capital, inventory purchases, and general corporate purposes.

We also issued Tranche A Warrants to acquire 82,500 shares of common stock and Tranche B Warrants to acquire 82,500 shares of common stock (collectively, the “Northland Warrants”) to Northland Securities, Inc. (“Northland”), the placement agent, and certain affiliates of Northland, as compensation for their services. The terms of Northland Securities’ engagement require that the Company treat the shares of Common Stock issuable upon the exercise of the Northland Warrants as Registrable Securities under the Registration Rights Agreement.

In connection with the Purchase Agreement, we entered into the Registration Rights Agreement with the Investors. The terms of the Registration Rights Agreement require us to file a registration statement with the SEC covering at least 135% of the Registrable Securities not already covered by an existing and effective registration statement by the Filing Deadline. On February 12, 2015, we entered into the Amendment with the Investors to extend the Filing Deadline to March 16, 2015. The Registration Rights Agreement, as amended, requires us to use our commercially reasonable efforts to cause each registration statement to be declared effective as soon as practicable and no later than the Effectiveness Deadline. If we experience an Event, we are required to pay to each Investor, on the business day immediately following the Filing Deadline or the Extended Filing Deadline, as applicable, and on each monthly anniversary of the Filing Deadline or the Extended Filing Deadline, as applicable, thereafter, liquidated damages equal to 1.5% of the aggregate purchase price paid by such Investor until the Event is cured or until the Registrable Securities are eligible for resale pursuant Rule 144 without manner or volume restrictions.

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2013 Debenture Private Placement, Amendment, and Subsequent Conversion

Between December 12, 2013 and June 30, 2014, we completed a private offering with a group of accredited investors (the “2013 Investors”) in which we sold the 2013 Debentures together with the 2013 Warrants for total net proceeds of $3,600,000 (the “2013 Debenture Private Placement”).

Each 2013 Debenture bore interest at 9.5% per annum, accruing monthly, and may be converted at the option of the holder, at any time, into shares of our common stock at a conversion price of $1.50 per share, subject to certain adjustments. Each 2013 Debenture was exercisable for a period of three years from the original issuance date. The first interest payment became due six months from the original issuance date and continued to be payable monthly, unless we chose to roll the accrued interest into the principal amount. On the maturity date, we were required to pay to the holders of the 2013 Debentures the outstanding principal amount together with any accrued but unpaid interest owed on the 2013 Debenture, either in cash or by converting the amount owed into shares of our common stock using a conversion price of $1.50 per share.

Each 2013 Investor also received a 2013 Warrant to purchase the number of shares of our common stock equal to 15% of the face value of such investor’s 2013 Debenture divided by the exercise price of $1.65 per share, which is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change. The 2013 Warrants are exercisable for a period of five years from the original issuance date. We issued 2013 Warrants having the right to acquire, in the aggregate, 327,273 shares of our common stock, which, if exercised, will provide us with gross proceeds of approximately $245,455, based on the adjusted exercise price of $0.75 per share. Proceeds from the 2013 Debenture Private Placement were used for working capital purposes and to implement our business plan.

In connection with the 2013 Debenture Private Placement, we also issued warrants to purchase 199,243 shares of our common stock to Source Capital, Inc., our placement agent, as compensation for its services (the “2013 Debenture Placement Warrants”). The 2013 Debenture Placement Warrants are exercisable for a period of four years at an exercise price of $1.65 per share of our common stock. If exercised, the 2013 Debenture Placement Warrants will provide us with gross proceeds of approximately $149,432, based on the adjusted exercise price of $0.75 per share.

Effective December 1, 2014, we entered into the Debenture and Warrant Amendment with all of the 2013 Investors. As a result of the Debenture and Warrant Amendment, on December 9, 2014, each 2013 Debenture automatically converted into shares of Series A Preferred Stock at a conversion price of $1.00 per share, and any accrued but unpaid interest on the 2013 Debentures was carried forward as an accrued dividend on the Series A Preferred Stock. We also amended the terms of the 2013 Warrants to reduce the exercise price from $1.65 per share of our common stock to $1.00 per share of our common stock. The exercise price of the 2013 Warrants was adjusted again to $0.75 per share as a function of the anti-dilution provisions and the sale of our Series B Preferred Stock. As inducement to enter into the Debenture and Warrant Amendment, we issued to the 2013 Investors the Inducement Warrants to purchase an aggregate of 218,165 shares of our common stock at an exercise price of $1.00 per share, which exercise price has been adjusted to $0.75 per share as a function of the anti-dilution provisions and the sale of our Series B Preferred Stock. If exercised, the Inducement Warrants will provide us with gross proceeds of approximately $163,623. Each holder received an Inducement Warrant to acquire the number of shares of our common stock equal to 66.67% of the number of shares issuable under such holder’s 2013 Warrant, which is exercisable for a period of five years. Pursuant to the Debenture and Warrant Amendment, we issued an aggregate of 3,600,000 shares of our Series A Preferred Stock in exchange for the cancellation of the debentures, based on the conversion rate of $1.00 per share. The conversion price adjusted to $0.97 per share as of January 23, 2015, as a function of the anti-dilution provisions and the sale of our Series B Preferred Stock. We did not receive any proceeds from the conversion.

Debenture Conversion

Also in December 2014, debentures worth an aggregate of $400,000 plus a total of $3,592 in interest were cancelled and converted into 403,592 shares of our Series A Preferred Stock based on a conversion price of $1.00 per share.

2013 Private Placement of our Common Stock

In 2013, we completed a private offering with a group of accredited investors pursuant to which we issued an aggregate of 5,093,799 shares of our common stock at $1.00 per share and 657,273 shares of our common stock at $1.10 per share for an aggregate purchase price $5,816,799 (the “2013 Private Placement”). The mix of investors included 51 individuals, 12 trusts, and 24 corporations. In connection with the 2013 Private Placement, we also issued warrants to purchase a total of 521,350 shares of our common stock to Source Capital, Inc., our placement agent, as compensation for its services (the “2013 Placement Warrants”). The 2013 Placement Warrants are exercisable for a period of four years at an exercise price of $1.10 per share of our common stock. If exercised, the 2013 Placement Warrants will provide us with gross proceeds of approximately $573.485. Proceeds from the 2013 Private Placement were used for working capital, marketing, research and development, and general corporate purposes.

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2012 Private Placement of our Common Stock

In 2012, we completed a private offering with a group of accredited investors (the “2012 Investors”) in which we sold an aggregate of 2,425,319 shares of our common stock at $1.00 per share for an aggregate purchase price of $2,426,319 (the “2012 Private Placement”). The 2012 Investors included 21 individuals, three trusts, and four corporations. We issued warrants to purchase 338,532 shares of our common stock to Source Capital, Inc., our placement agent, as compensation for its services (the “2012 Placement Warrants”). The 2012 Placement Warrants are exercisable for a period of five years at an exercise price of $1.10 per share of our common stock. If exercised, the 2012 Placement Warrants will provide us with gross proceeds of approximately $372,385. Proceeds from the 2012 Private Placement were used for working capital and general corporate purposes.

Other Sales of Unregistered Securities

Effective April 1, 2015, we entered into an agreement with Hayden IR to engage the company as our investor relations firm and implement a comprehensive investor relations program on our behalf. In exchange for $7,500 worth of services, we issued to Hayden IR 10,000 shares of common stock.

On December 30, 2014, we entered into a debenture agreement with Mr. Farnsworth, a member of our Board of Directors, in the principal amount of $10,000. Under the terms of the agreement, interest is payable at 9.5% per annum. The debenture matured and the principal and accrued interest became payable on January 31, 2015.

On December 9, 2014, we entered into debenture agreement with Mr. Gillen, a member of our Board of Directors, in the principal amount of $100,000. Under the original terms of the debenture, interest is payable at 9.5% per annum, and the principal and accrued interest became due and payable on January 5, 2015. Mr. Gillen also received a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share. As consideration for agreeing to extend the maturity date of the debenture, we granted Mr. Gillen options to purchase 10,000 shares of our common stock at an exercise price of $0.77 per share. We paid the principal and accrued interest on the Gillen Debenture in full on February 4, 2015.

On October 14, 2014, we entered into a debenture agreement with Mr. Farnsworth, a member of our Board of Directors, in the principal amount of $35,000. Under the terms of the agreement, interest is payable at 9.5% per annum. The debenture matured and the principal and accrued interest became due and payable on February 5, 2015.

On September 10, 2014, we entered into a debenture agreement with Li-Min Hsu, the wife of Mr. Kuo, a member of our Board of Directors, in the principal amount of $30,000. Under the terms of the agreement, interest is payable at 9.5% interest per annum. The debenture matures and the principal and accrued interest becomes due and payable on February 9, 2015. Mrs. Hsu agreed to extend the maturity date of the debenture to December 31, 2015. As consideration for agreeing to extend the maturity date of the debenture, we granted Mrs. Hsu options to purchase 3,000 shares of our common stock.

On September 8, 2014, we entered into a debenture agreement with Li-Min Hsu, the wife of Mr. Kuo, a member of our Board of Directors, in the principal amount of $100,000. Under the terms of the agreement, interest is payable at 9.5% per annum. The debenture matures and the principal and accrued interest became due and payable on February 7, 2015. Mrs. Hsu agreed to extend the maturity date of the debenture to December 31, 2015. As consideration for agreeing to extend the maturity date of the debenture, we granted Mrs. Hsu options to purchase 10,000 shares of our common stock.

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On August 28, 2014, we entered into a debenture agreement with Mr. Omi, a member of our Board of Directors, in the principal amount of $200,000. Under the terms of the agreement, interest is payable at 9.5% per annum. The debenture matures and the principal and accrued interest becomes due and payable on February 15, 2015. Mr. Omi agreed to extend the maturity date of the debenture to December 31, 2015. As consideration for agreeing to extend the maturity date of the debenture, we granted Mr. Omi options to purchase 20,000 shares of our common stock.

On May 27, 2014, Vannogate Consulting, Ltd., an entity co-owned by Mr. Kuo and his wife, purchased the Vannogate Debenture. The Vannogate Debenture becomes due and payable three years after the date of issuance and the principal and unpaid interest thereunder is convertible into shares of our common stock at the election of the holder any time prior to the maturity date at a conversion price equal to $1.50 per share, subject to adjustment upon the occurrence of certain events. In connection with the purchase of the Vannogate Debenture, Vannogate also received a warrant to purchase 3,455 shares of our common stock. The warrant has a term of five years from date of issuance and an exercise price of $1.65 per share of our common stock, which is subject to adjustment upon the occurrence of certain events. On December 9, 2014, Vannogate converted the Vannogate Debenture into shares of our Series A Preferred Stock and received an Inducement Warrant to purchase 2,303 shares of our common stock.

On March 4, 2014, Mr. Brilon, our President and Chief Financial Officer, purchased the Brilon II Debenture. The Brilon II Debenture becomes due and payable three years after the date of issuance and the principal and unpaid interest thereunder is convertible into shares of our common stock at the election of the holder at any time prior to the maturity date at a conversion price equal to $1.50 per share, subject to adjustment upon the occurrence of certain events. In connection with the purchase of the Brilon II Debenture, Mr. Brilon also received a warrant to purchase 4,545 shares of our common stock. The warrant has a term of five years from date of issuance and an exercise price of $1.65 per share of our common stock, which is subject to adjustment upon the occurrence of certain events as. On December 9, 2014, Mr. Brilon converted the Brilon II Debenture into shares of our Series A Preferred Stock and received an Inducement Warrant to purchase 3,030 shares of our common stock.

On December 20, 2013, Mr Brilon purchased the Brilon I Debenture. The Brilon I Debenture becomes due and payable three years after the date of issuance and the principal and unpaid interest thereunder is convertible into shares of our common stock at the election of the holder at any time prior to the maturity date at a conversion price equal to $1.50 per share, subject to adjustment upon the occurrence of certain events. In connection with the purchase of the Brilon I Debenture, Mr. Brilon also received a warrant to purchase 6,818 shares of our common stock. The warrant has a term of five years from date of issuance and an exercise price of $1.65 per share of our common stock, which is subject to adjustment upon the occurrence of certain events as. On December 9, 2014, Mr. Brilon converted the Brilon I Debenture into shares of our Series A Preferred Stock and received an Inducement Warrant to purchase 4,546 shares of our common stock.

On November 19, 2012, we entered into a convertible debenture agreement with Squirrel-Away an entity owned by Mr. Gillen, a member of our Board of Directors, for the Squirrel Debenture. Under the original terms of the Squirrel Debenture, interest is payable at 10% per annum, and the principal and accrued interest became due and payable on December 19, 2014. The Squirrel Debenture is convertible into shares of our common stock on or before the maturity date at a conversion price of $1.10 per share. Squirrel-Away also received a warrant to purchase 10,000 shares of our common stock at an exercise price of $1.10 per share. On June 20, 2013, we paid $5,000 of interest on the Squirrel Debenture. Squirrel-Away agreed to subsequent extensions of the maturity date of the Squirrel Debenture, which currently matures on December 31, 2015.

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated March 21, 2011, by and among Iveda Solutions, Inc., a Nevada corporation, Sole-Vision Technologies, Inc. (doing business as MEGAsys), a corporation organized under the laws of the Republic of China, and the shareholders of MEGAsys (Incorporated by reference to the Form 10-K/A filed on 2/9/2012)
3.1	Articles of Incorporation of Charmed Homes Inc. (Incorporated by reference to the Form SB-2 filed on 4/27/2007)
3.2	Bylaws of Iveda Solutions, Inc. (Incorporated by reference to the Form 10-K filed on 3/31/2014)
3.3	Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on September 9, 2009 (Incorporated by reference to the Form 8-K filed on 10/21/2009)
3.4	Articles of Merger filed with the Secretary of State of Nevada on December 28, 2010, and dated effective December 31, 2010 (Incorporated by reference to the Form 8-K filed on January 4, 2010)
3.5	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of Nevada on December 9, 2014 containing the rights and preferences of the Series A Preferred Stock (Incorporated by reference to the Form 8-K filed on December 15, 2014)
3.6	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State of Nevada on January 15, 2015, containing the Designation of the Preferences, Rights and Limitations of the Series B Preferred Stock (Incorporated by reference to the Form 8-K filed on January 23, 2015)
4.1	Specimen Stock Certificate (Incorporated by reference to the Form SB-2 filed on 4/27/2007)
4.2	Form of Stock Option Agreement under the IntelaSight, Inc. 2008 Stock Option Plan (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
4.3	Form of Common Stock Purchase Warrant issued by IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
4.4	2009 Stock Option Plan, dated October 15, 2009 (Incorporated by reference to the Form 8-K filed on 10/21/2009)
4.5	Form of Common Stock Purchase Warrant issued by Iveda Corporation in conjunction with the Merger (Incorporated by reference to the Form 8-K filed on 10/21/2009)
4.6	2010 Stock Option Plan, dated January 18, 2010 (Incorporated by reference to the Form S-8 filed on 2/4/2010)
4.7	Form of Notice of Grant of Stock Option under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.8	Form of Stock Option Agreement under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.9	Form of Stock Option Exercise Notice under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.10	Form of Tranche A Warrant (Incorporated by reference to the Form 8-K filed on 1/28/2015)
4.11	Form of Tranche B Warrant (Incorporated by reference to the Form 8-K filed on 1/28/2015)
4.12	Registration Rights Agreement dated January 16, 2015 (Incorporated by reference to the Form 8-K filed on 1/28/2015)
5.1**	Opinion of Counsel
10.1	Application Development Service Agreement dated July 14, 2006 by and between Axis Communications AB and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A2 filed on 8/2/2009)
10.2	Partner Agreement dated January 30, 2007 by and between Milestone Systems, Inc. and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.3	Solution Partner Agreement dated March 13, 2008 by and between Milestone Systems A/S and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)

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Exhibit	Description

10.4	Channel Partner Program Membership Agreement – Gold Solution Partner Level – dated June 23, 2009 by and between Axis Communications Inc. and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.5	Stock Purchase Agreement, dated October 15, 2009, by and among Iveda Corporation, IntelaSight, Inc., Ian Quinn and Kevin Liggins (Incorporated by reference to the Form 8-K filed on 10/21/2009)
10.6	Subscription Agreement, dated July 26, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.7	Line of Credit Promissory Note, dated September 15, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.8	Agreement for Service, dated October 20, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.9	Consulting Agreement, dated October 25, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.10	Operating Level Agreement, dated October 25, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.11	Side Letter, dated March 21, 2011, by and among Iveda Solutions, Inc., a Nevada corporation, Sole-Vision Technologies, Inc. (doing business as MEGAsys), a corporation organized under the laws of the Republic of China, and the shareholders of MEGAsys (Incorporated by reference to Form 10-K filed on 3/30/2011)
10.12	Non-Exclusive Strategic Collaboration Agreement between Iveda Solutions, Inc. and Telmex, U.S.A., LLC, dated October 28, 2011 (Incorporated by reference to Form 10-Q/A filed on 3/7/2012)
10.13	2010 Digital Video Remote Monitoring Recording System Procurement Contract between Sole-Vision Technology, Inc. and New Taipei City Police Department Purchasing Authority, dated January 9, 2012 (Incorporated by reference to Form 10-K filed on 3/30/2012)
10.14	Consulting Agreement between Iveda Solutions, Inc. and Amextel S.A. de C.V. dated November 2, 2011 (Incorporated by reference to Form 10-K/A filed on 5/11/2012)
10.15	Securities Purchase Agreement dated January 16, 2015 (Incorporated by reference to the Form 8-K filed on 1/28/2015)
14.1	Code of Conduct and Ethics (Incorporated by reference to the Form 10-K filed on 4/15/2010)
14.2	Code of Ethics for Chief Executive Officer and Senior Financial Officers (Incorporated by reference to the Form 10-K filed on 4/15/2010)
21	Subsidiaries of the Registrant (Incorporated by reference to Form 10-K filed on 3/30/2012)
23.1**	Consent of Counsel (Contained in Exhibit 5.1)
23.2*	Consent of AWC (CPA) Limited
24.1**	Power of Attorney (Included on Signature Page to the Registration Statement)
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

____________________________

*	Filed herewith.
**	Previously filed.

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(b)	Financial Statement Schedules

The registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on May 12, 2015.

IVEDA SOLUTIONS, INC.

By:	/s/ David Ly
David Ly
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Capacity	Date
	/s/ David Ly	Chief Executive Officer and Chairman (Principal Executive Officer)	May 12, 2015
David Ly

	/s/ Robert J. Brilon	President, Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	May 12, 2015
Robert J. Brilon

	*	Chief Strategy Officer, Director	May 12, 2015
Chen Ho (Alex) Kuo

	*	Director	May 12, 2015
Joseph Farnsworth

	*	Director	May 12, 2015
Alejandro Franco

	*	Director	May 12, 2015
Robert D. Gillen

	*	Director	May 12, 2015
Gregory Omi

	*	Director	May 12, 2015
James D. Staudohar

*By:	/s/ David Ly
David Ly Attorney-in-fact

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